Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus Supplement No. 1 to the prospectus dated February 12, 2018, filed in connection with the Registration Statement (No.333-222738) on Form S-1 of InVivo Therapeutics Holdings Corp., of our report dated March 12, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of InVivo Therapeutics Holdings Corp. and Subsidiary, appearing in the Prospectus Supplement No. 1, which is part of the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus Supplement, which is part of the Registration Statement.

/s/ RSM US LLP

March 12, 2018